Exhibit 99.1

FOR IMMEDIATE RELEASE Date: February 2, 2004 Contact: Leigh J. Abrams, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

Drew Announces Sale of Intellectual Property and Lease of
Equipment and License for New Product Line

White Plains, New York - February 2, 2004 - Drew Industries Incorporated (NYSE: DW) today announced that the Better Bath division of Drew's Kinro, Inc. subsidiary sold certain intellectual property rights relating to a process used to manufacture a new composite material. Simultaneously with the sale, Better Bath entered into an equipment lease and license agreement with the buyer. As a result, Better Bath plans to produce the new composite material for use in certain bath products for the manufactured housing, modular housing, and recreational vehicle industries on an exclusive, royalty-free basis. Better Bath will also have the right to use the new composite material on a royalty-free, non-exclusive basis to manufacture various other products for the manufactured housing, modular housing, and recreational vehicle industries.

The new composite material is expected to enable Better Bath to compete favorably in the estimated $20 million market for fiberglass bathtub products for manufactured homes, which Better Bath does not presently serve. Better Bath currently produces only thermoplastic bath products using ABS material, and has a market share of more than 50% for such products used in manufactured homes. Products manufactured with this new composite material have been shown to be stronger, require less maintenance and have an overall better appearance and performance than either traditional fiberglass or thermoplastic products. In addition, the production process is performed without harmful emissions. Drew does not anticipate that the introduction of these new products will have a significant impact on consolidated 2004 results.

The sale price for the intellectual property rights was $4.0 million, consisting of cash of $100,000 at closing and a note of $3.9 million, payable over five years. The note bears interest at increasing annual interest rates, and is secured by a lien on the intellectual property rights sold, a right of offset against the lease, and a guaranty.

Drew is evaluating the potential gain on sale, and currently anticipates that it will record a first quarter pre-tax gain of approximately $500,000 ($300,000, or $.03 per diluted share, after tax) after all related costs and valuations. Future profits, if any, will be recorded when payments on the $3.9 million note exceed approximately $400,000.

David L. Webster, President and CEO of Kinro said, "We are extremely pleased that Better Bath will now have the opportunity to expand its product line to include bath products made with the new composite material. Better Bath has proven to be one of the finest thermoformers in the industry, as evidenced by the prestigious `People's Choice Award' for excellence in thermoforming presented to Better Bath in 2003 by the Society of Plastics Engineers."

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"We plan to leverage our outstanding thermoforming skills and management expertise with this new technology to further expand our product line," said Drew President and CEO Leigh J. Abrams. "We see great potential for Better Bath to thermoform new products both for manufactured homes and recreational vehicles and possibly for other industries. The transactions announced today are significant steps toward improving Better Bath's operations and further demonstrate the outstanding capabilities of our operating management."

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for recreational vehicles and manufactured homes. Drew's products include aluminum and vinyl windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, and electric stabilizer jacks. From 41 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain statements, including the Company's plans and expectations regarding its operating strategies, products and costs, and its views of the prospects of the recreational vehicle and manufactured housing industries, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views, at the time such statements were made, with respect to the Company's future plans, objectives, events and financial results such as revenues, expenses, income, earnings per share, capital expenditures, and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly vinyl, aluminum, steel, glass, and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, and adverse weather conditions impacting retail sales. In addition, general economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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